Exhibit 99.1

April ___, 2005

RE: ADJUSTMENT TO GENTEK INC. TRANCHE B WARRANTS

To Holders of Tranche B Warrants:

As you may know, GenTek Inc. paid a special dividend of $31.00 per share of Common Stock on March 16, 2005 to holders of record on March 10, 2005. As a result of effecting this dividend, and in accordance with Sections 4.01 and 4.02 of the Tranche B Warrant Agreement, dated November 10, 2003, by and between GenTek Inc. and Wells Fargo Bank, N.A. (formerly Wells Fargo Bank, Minnesota, N.A.), as Warrant Agent, on March 11, 2005, the number of shares of Common Stock purchasable upon the exercise of each Tranche B Warrant was adjusted to 3.2275 and the exercise price thereof was adjusted to $19.98 per share.

No action is required by the holders of warrants to implement this adjustment.

GENTEK INC.